Exhibit 99.1

Ethan Allen Increases Cash Dividend and Comments on Results for Quarter Ended March 31, 2012

DANBURY, Conn.--(BUSINESS WIRE)--April 19, 2012--Ethan Allen Interiors Inc. (“Ethan Allen”, the “Company”, “We”, or “Our”) (NYSE:ETH) announced today that its Board of Directors has declared a quarterly cash dividend of $0.09 per share, a 29% increase, payable to shareholders of record as of July 10, 2012 to be paid on July 25, 2012.

Farooq Kathwari, Chairman and CEO commented, “We are gratified that due to our continued growth and increase in sales and earnings our Board has authorized this major increase in dividends.”

Mr. Kathwari continued, “We plan to release financial results after the market closes on April 23 and expect to report that our consolidated net sales for our third fiscal quarter ended March 31, 2012 grew 8% over the prior year third quarter. During the quarter as a result of continued improvements in our financial performance, we expect to reverse valuation reserves on certain deferred tax assets which will benefit the quarter by approximately $0.81 per diluted share. Excluding the impact of this tax benefit and certain other items, our earnings for the third quarter is expected to be approximately $0.13 to $0.14 per diluted share as compared with an adjusted $0.07 per diluted share for the third quarter last year. In addition, we have continued our major initiative of changing our product programs so that by the end of our fourth quarter of this fiscal year, in just nine months, about 60% of our products will be new. This significant effort has impacted our results during the quarter by $0.04 to $0.05 per diluted share which if also excluded, would result in earnings per diluted share of $0.17 to $0.19.“

Mr. Kathwari concluded, “During the third quarter, written orders by our Retail division increased by 11% with comparable orders growing 8% over the prior year third quarter. Notably, our Retail division wrote $30 million more in orders than it delivered during the quarter. While we continue to make major progress we remain cautiously optimistic as macroeconomic conditions remain uncertain. We will discuss the status of our many initiatives during our earning release conference call next week.”

Analyst Conference Call

The Company will conduct a conference call at 11:00 AM (Eastern) on Tuesday, April 24th to discuss the financial results and its business initiatives. The live webcast and replay are accessible via the Company’s website at http://ethanallen.com/investors.

About Ethan Allen

Ethan Allen Interiors Inc. is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers free interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates eight manufacturing facilities including five manufacturing plants and one sawmill in the United States plus two plants in Mexico and Honduras. Approximately seventy percent of its products are made in its United States plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2011 (the “2011 Form 10-K”) and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties including specifically, and without limitation, those set forth in Part I, Item 1A “Risk Factors” of the 2011 Form 10-K. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

CONTACT:
Ethan Allen Interiors Inc.
Investor / Media Contact:
David R. Callen, 203-743-8305
Vice President Finance & Treasurer